Exhibit 99.1

SBA COMMUNICATIONS CORPORATION ANNOUNCES EXERCISE OF OPTION TO PURCHASE LAST 122 TOWERS IN TRANSACTION WITH AAT

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, June 2, 2003

SBA Communications Corporation (“SBA” or the “Company”) announced today that AAT Communications Corp. (“AAT”) has exercised its option to purchase from certain subsidiaries of SBA an additional 122 towers located in Wisconsin for gross cash proceeds of $43 million. By purchasing such 122 towers, AAT will be acquiring all 801 towers that were the subject of the purchase agreement between certain subsidiaries of SBA and AAT announced on March 18, 2003. The closing of the sale of the 122 towers is expected to occur on or before October 1, 2003, and SBA expects to record a gain on the sale of these 122 towers of approximately $12 million. Pro forma for the sale of all 801 towers and the previously announced refinancing of the senior credit facility, as of March 31, 2003, SBA had $178 million of cash and restricted cash, net debt of $786 million and 3,075 towers.

The Company is adjusting its Second Quarter 2003 and Full Year 2003 Outlook. As a result of the exercise of the option, all 801 towers will be reflected as discontinued operations commencing in the second quarter of 2003 and for the full year. This outlook is based on current expectations and assumptions. Information regarding potential risks, which could cause the actual results to differ from these forward-looking statements, is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Outlook
	(in millions, except per share information)
	Quarter ended June 30, 2003			Full year 2003
Services revenue	$19.0	to	$22.0	$82.0	to	$90.0
Leasing revenue	31.0	to	32.5	125.0	to	129.0
Total revenues	50.0	to	54.5	207.0	to	219.0
Tower cash flow	20.0	to	21.5	83.0	to	86.0
Operating loss	(9.5)	to	(11.0)	(27.5)	to	(29.5)
Depreciation, accretion and amortization	21.0	to	22.5	85.5	to	88.5
Cash interest expense	22.5	to	24.0	84.0	to	87.0
Non-cash interest expense	.5	to	1.0	6.5	to	8.0
Loss per share from continuing operations	(.60)	to	(.75)	(2.50)	to	(2.75)
Loss per share	(.75)	to	(.90)	(2.50)	to	(2.75)
Adjusted EBITDA	15.0	to	17.0	64.5	to	67.5
Capital expenditures	2.5	to	5.0	10.0	to	15.0

Non-cash interest expense for the full year includes approximately $5.0 million of Senior Discount Note accretion.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as operating loss plus depreciation, accretion and amortization, asset impairment charges, and non-cash compensation. Adjusted EBITDA is defined as EBITDA plus restructuring and other charges and other non-recurring expenses. The Company believes EBITDA and Adjusted EBITDA are useful measures of the current financial performance and liquidity of the business and is a concept used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. EBITDA and Adjusted EBITDA are not intended to be an alternative measure of operating income as determined in accordance with generally accepted accounting principles.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the Company’s second quarter 2003 and full year 2003 guidance; (ii) the Company’s expectations regarding the number of towers that will actually be sold to AAT and the gross cash proceeds and gain generated by such sale; and (iii) the likelihood that the contemplated sale of 122 towers closes on or before October 1, 2003. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding 2003 guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to expand its site leasing business, (4) the Company’s ability to retain current lessees on towers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to increase revenues and maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility and to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (9) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company’s expectations regarding the AAT sale and the gain expected to be recognized from the sale, such factors include, but are not limited to (1) the ability of the Company and AAT to satisfy all closing conditions for the sale of the remaining towers, (2) potential adjustments to the purchase price based on the aggregate tower cash flow of the towers sold and (3) any indemnification obligations that may arise under the agreement. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.